Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM

DALLAS, TX – March 14, 2022 -- Texas Pacific Land Corporation (NYSE: TPL) (the “Company”) today announced that the Company’s board of directors approved a stock repurchase program to purchase up to an aggregate of $100 million of our outstanding common stock. Acquisitions pursuant to the stock repurchase program may be made through a combination of open market repurchases in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, privately negotiated transactions, and/or other transactions at the Company’s discretion. In connection with the stock repurchase program, the Company intends to enter into a Rule 10b5-1 trading plan that would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under securities laws. The stock repurchase program will expire on December 31, 2022 unless otherwise modified or earlier terminated by our board of directors at any time in its sole discretion.

About TPL

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Investor Relations

IR@texaspacific.com